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                                                                      Exhibit 12


                 OLIN CORPORATION AND CONSOLIDATED SUBSIDIARIES

          Computation of Ratio of Earnings to Fixed Charges (Unaudited)
                                  (In millions)



                                                 Three Months
                                                Ended March 31,
                                               ----------------
                                                  2001     2000
                                               -------  -------

Earnings:
Income before taxes                            $   4.1  $  31.2
Add (deduct):
   Amortization of capitalized interest            0.1      0.1

   Capitalized interest                           (0.3)    (0.1)

   Fixed charges as described below                7.1      6.8
                                               -------  -------
         Total                                 $  11.0  $  38.0
                                               =======  =======

Fixed Charges:
   Interest expensed and capitalized               4.0      4.0

   Estimated interest factor in rent expense       3.1      2.8
                                               -------  -------
         Total                                 $   7.1  $   6.8
                                               =======  =======


Ratio of earnings to fixed charges                 1.5      5.6
                                               =======  =======